Filed Pursuant To Rule 433

Registration No. 333-275079

January 4, 2024

X/Twitter Post:

Live Address: https://twitter.com/Grayscale/status/1743024792369021051

Text: Interested in the nuts and bolts of uplisting $GBTC as a spot #Bitcoin ETF?

Read our recent Q&A for more answers to common questions:

https://www.grayscale.com/blog/legal-topics/qa-what-happens-when-gbtc-uplists-to-nyse-arca-as-an-etf

Access details and disclosures about GBTC: https://www.grayscale.com/crypto-products/grayscale-bitcoin-trust

Q A When and if the SEC approves a spot Bitcoin ETF, and allows GBTC to uplist to NYSE Arca, what do GBTC investors have to do? GBTC investors do not have to take any action. GBTC will retain the same ticker symbol (GBTC) and the same CUSIP. Grayscale

Link: https://www.grayscale.com/blog/legal-topics/qa-what-happens-when-gbtc-uplists-to-nyse-arca-as-an-etf

Now boarding: Investors in the world’s largest Bitcoin f

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, LLC 290 Harbor Drive, Stamford, CT 06902.